UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

Rapid7, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Summer Street, Boston, Massachusetts	02110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 247-1717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Adoption of Executive Incentive Bonus Plan

On January 31, 2017, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Rapid7, Inc. (the “Company”) adopted the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”), which applies to certain key executives (the “Executives”) that are selected by the Compensation Committee. The Bonus Plan provides for cash bonus payments based upon the attainment of certain corporate, financial and operational measures or objectives, or Corporate Performance Goals, as well as individual performance objectives performance targets established by the Compensation Committee.

Each Executive who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period and may also have a “minimum” hurdle and/or “maximum” amount. The bonus formulas will be adopted in each performance period by the Compensation Committee and communicated to each Executive. The Corporate Performance Goals will be measured at the end of each performance period after the Company’s financial reports have been published. If the Corporate Performance Goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but not later 74 days after the end of the fiscal year in which such performance period ends. Subject to the rights contained in any agreement between the Executive and the Company, an executive officer must be employed by the Company on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the Compensation Committee to approve additional bonuses to executive officers in its sole discretion.

Adoption of 2017 Cash Target Bonus Awards

The Compensation Committee also established annual target cash bonus awards for the Company’s current executive officers for the fiscal year ending December 31, 2017, which will be awarded in accordance with the terms of the Bonus Plan. The table below sets forth the annual target bonus for the Company’s Chief Executive Officer and Chief Financial Officer.

Name	Annual Target Bonus
Corey Thomas	$500,000
Jeff Kalowski	$200,000

The Bonus Plan is based upon the Company’s achievement of certain performance targets for bookings and non-GAAP operating margin in 2017. Awards under the Bonus Plan are conditioned on the Company’s achievement of minimum thresholds for these targets. To the extent the Company exceeds the performance targets for both gross bookings and non-GAAP operating margin, target performance bonuses may be increased, in the Compensation Committee’s discretion.

Approval of Long-Term Incentive Equity Grants

On January 31, 2017, the Compensation Committee also granted stock options and restricted stock units (“RSUs”) as long-term incentive grants for future performance to certain of the Company’s executive officers. The table below sets forth the awards made to Corey Thomas, Andrew Burton and Lee Weiner. Each of these awards vests in sixteen equal quarterly installments, with the first installment vesting on May 15, 2017, subject to the executive officer’s continued service with the Company.

Name	Number of Options	Number of RSUs
Corey Thomas	134,000	65,000
Andrew Burton	20,000	10,000
Lee Weiner	60,000	30,000

Amendments to Existing Severance and Change In Control Arrangements for Certain Eligible Executives

The Compensation Committee also reviewed the Company’s existing employment arrangements as part of its ongoing evaluation of the Company’s executive compensation programs. After its review, the Compensation Committee decided that it was in the best interest of the Company and its stockholders to make modifications to such arrangements in order to update its severance and change in control protection arrangements with certain eligible executives after reviewing current market practices related to severance arrangements and benefit levels related thereto both in connection with and in the absence of a change in control of the Company.

On January 31, 2017, the Compensation Committee approved the material terms for an amendment to the existing employment arrangement between the Company and Corey Thomas, Chief Executive Officer of the Company, modifying certain of the provisions of his employment agreement related to severance and change in control arrangements. Under this amendment, Mr. Thomas’s “severance period” (as defined in his existing employment agreement) in the event of termination of his employment by the Company without “cause” or by Mr. Thomas with “good reason” (as such terms will be defined in the amendment) will be increased to 12 months in the absence of a change in control and 18 months in the event such termination occurs within three months prior to or 12 months following a change in control. In such termination of employment following a change in control scenario, Mr. Thomas will also be eligible to receive a pro-rated bonus for the year of termination.

The Compensation Committee also approved the framework for severance and change in control arrangements for certain eligible executives, who are defined to be an employee of the Company having the position of Senior Vice President or higher. These severance benefits will not be applicable to certain executive officers, including Mr. Thomas and Mr. Kalowski, who have separate individual severance and change in control benefits contained in their employment arrangements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Rapid7, Inc. Executive Incentive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

Dated: February 2, 2017	By:	/s/ Jeff Kalowski
Jeff Kalowski Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Rapid7, Inc. Executive Incentive Bonus Plan